EXHIBIT 99.1

December 24, 2008
Contact:  John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T TO GET $550,000 SETTLEMENT

MAIDEN, N.C., December 24, 2008 -- Air T, Inc. (Nasdaq Capital Market: AIRT) today reported that it will receive $550,000 over two and a half years, in a legal settlement relating to inspection and repair costs it incurred following an incident in February 2005 involving  deicing equipment it sold to the Philadelphia International Airport.  Air T, Inc. through its wholly owned subsidiary Global Ground Support, LLC (“GGS”), negotiated the settlement with Elliot Equipment Company, the actual designer and fabricator of the equipment involved in the incident.

The related action brought by U. S. Airways against GGS, Elliot Equipment Company and others was also settled this week.  While the amount of the settlement and specific contributions by the various defendants is confidential, GGS’s share, which was paid entirely by GGS’s insurer, had no material impact on the total liability insurance available to GGS.

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, manufactures and sells aircraft deicers and other special purpose industrial equipment, and provides ground support equipment and facilities maintenance to airlines.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s Global Ground Support subsidiary manufactures deicing and other specialized military and industrial equipment and is one of the largest providers of deicers in the world.  The Global Aviation Services subsidiary provides ground support equipment and facilities maintenance to domestic airline customers.